Exhibit 99.2
Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses incurred or expected to be incurred by Horsehead Holding Corp. (the “Company”) in connection with the offering and sale of up to 8,050,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-160625), as amended, as supplemented by a preliminary prospectus supplement dated September 8, 2009 and a final prospectus supplement dated September 10, 2009, other than underwriting discounts and commissions. All expenses other than the FINRA filing fee are estimates.

Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	110,000
Printing and Delivery Expenses	50,000
Underwriters’ Expenses	10,000
FINRA Filing Fee	20,500
Miscellaneous Expenses	59,500

Total	$450,000